Exhibit 5.1

MEITAR

MEITAR LIQUORNIK GEVA LESHEM TAL

MEITAR LIQUORNIK GEVA LESHEM TAL

LAW OFFICES

16 Abba Hillel Silver Rd., Ramat Gan, 5250608, Israel Telephone. +972 3 6103100 Fax. +972 3 6103111 Web Site. www.meitar.com

Foamix Pharmaceuticals Ltd.
2 Holzman Street
Weizmann Science Park
Rehovot 7670402, Israel
August 19, 2019

Re: At-the-Market Offering of Ordinary Shares

Ladies and Gentlemen:

We have acted as Israeli counsel to Foamix Pharmaceuticals Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the issuance and sale by the Company of ordinary shares of the Company, par value NIS 0.16 per share (the “Ordinary Shares”), having an aggregate offering price of up to $30,000,000, through Cantor Fitzgerald & Co. (the “Agent”), pursuant to the Controlled Equity OfferingSM Sales Agreement, dated August 19, 2019 (the “Sales Agreement”), by and between the Company and the Agent. The Ordinary Shares will be issued pursuant to the Company’s registration statement on Form S-3 (File No. 333-224084) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus contained therein, and the prospectus supplement dated August 19, 2019, forming a part of such prospectus (the “Prospectus Supplement”), filed with the Commission pursuant to Rule 424(b) under the Securities Act.

In connection therewith, we have examined and relied upon copies of the Registration Statement, the Prospectus Supplement, the Company’s amended and restated articles of association, and such corporate records, certificates, instruments and other documents relating to the Company and such matters of law as we have deemed necessary or appropriate for the purpose of rendering this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, the truth, accuracy and completeness of the information, representations and warranties contained in the corporate records, certificates instruments and documents we have reviewed, and the legal capacity of all natural persons. As to any facts material to such opinion, we have relied on certificates of public officials and certificates of officers or other representatives of the Company. We have also assumed that (i) prior to the issuance of any Ordinary Shares under the Sales Agreement, the price, number of Ordinary Shares, and certain other terms of issuance with respect to any specific placement notice delivered under the Sales Agreement (a “Placement Notice”) will be authorized and approved by the Company's board of directors or a pricing committee of the Company’s board of directors in accordance with Israeli law (the “Corporate Proceedings”) and (ii) upon the issuance of any Ordinary Shares, the total number of Ordinary Shares issued and outstanding will not exceed the total number of Ordinary Shares that the Company is then authorized to issue under its amended and restated articles of association.

This opinion letter is furnished to you at your request in order to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act in connection with the filing of the Prospectus Supplement.

Based upon the foregoing and in reliance thereon, assuming the completion of the Corporate Proceedings in connection with the delivery of a specific Placement Notice, we are of the opinion that the Ordinary Shares to be offered and sold under the Sales Agreement have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Sales Agreement, will be validly issued, fully paid and non-assessable.

Members of our firm are admitted to the Bar in the State of Israel, and we do not express any opinion as to the laws of any other jurisdiction. This opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K, which is being filed with the Commission on or about August 19, 2019, and to the references to our firm appearing under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Prospectus Supplement that may alter, affect or modify the opinions expressed herein.

Very truly yours,

/s/ Meitar Liquornik Geva Leshem Tal